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                                                                     EXHIBIT 5.2


                                [LETTERHEAD OF]
                            CRAVATH, SWAINE & MOORE
                               [NEW YORK OFFICE]
                             AMC ENTERTAINMENT INC.
                      $225,000,000 9 1/2% EXCHANGE SENIOR
                          SUBORDINATED NOTES DUE 2011



                                                                  March 31, 1999


Dear Sirs:

    In connection with the registration under the Securities Act of 1933 (the "Act") of $225,000,000 principal amount of 9 1/2% Exchange Senior Subordinated Notes Due 2011 (the "Securities") of AMC Entertainment Inc., a Delaware corporation (the "Company"), we have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We acted as counsel for the initial purchasers in connection with the offering by the Company of its 9 1/2% Senior Subordinated Notes Due 2011, in exchange for which the Securities are to be issued, and it is in that capacity that we are delivering this opinion.

    Upon the basis of the aforementioned examination, we advise you that, in our opinion, when the Registration Statement has become effective under the Act and the Securities have been duly executed and authenticated in accordance with the Indenture relating to the Securities and issued as contemplated in the Registration Statement, the Securities will constitute valid and legally binding obligations of the Company, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, and other similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law.


    The foregoing opinion is limited to the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. We have assumed that the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, that the Securities have been duly authorized for issuance by the Company under the laws of the State of Delaware, that the Securities, when issued, will constitute valid and legally binding obligations of the Company under the laws of the State of Delaware, that the Indenture relating to the Securities has been duly authorized, executed and delivered by the Company under the laws of the State of Delaware, and that the indenture constitutes a valid and legally binding obligation of the Company under the laws of the State of Delaware. We understand that Lathrop & Gage L.C. is giving you their opinion, dated March 31, 1999, as to such matters.


    Also, we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee thereunder, an assumption which we have not independently verified.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading "Validity of Notes" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.


                                          Very truly yours,
                                          /s/ Cravath, Swaine & Moore



AMC Entertainment Inc.
106 West 14th Street
Kansas City, Missouri 64105